Unknown;

HOME EQUITY ASSET TRUST 2006-8

DERIVED INFORMATION [10/25/06]

[$1,117,225,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you, any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 11/01/06 cutoff date. The fmal numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens

Portfolio Summary

Total Number of Loans: 1,144

Total Outstanding Loan Balance ($): 173,627,293

Total Expected Collateral Balance ($): 1,150,000,100

Total Expected Collateral Balance - Selection ($): 174,317,793

Average Loan Current Balance ($): 151,772

Weighted Average Original LTV (%) *: 82.9

Weighted Average Coupon (%): 8.38 Arm

Weighted Average Coupon (%): 8.02

Fixed Weighted Average Coupon (%): 9.86

Weighted Average Margin (%): 6.11

Weighted Average FICO (Non-Zero): 651

Weighted Average Age (Months): 3

%First Liens: 91.1

% Second Liens: 8.9

% Arms: 80.1

%Fixed: 19.9

%Interest Only: 19.7

of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51 - 6.00	3	533,781	0.3	5.91	77.2	674
6.01 - 6.50	15	3,913,056	2.3	6.40	77.6	696
6.51 - 7.00	63	16,393,816	9.4	6.85	77.5	676
7.01 - 7.50	138	29,962,055	17.3	7.33	78.3	668
7.51 - 8.00	179	36,319,001	20.9	7.81	78.9	659
8.01 - 8.50	150	27,474,832	15.8	8.27	80.7	644
8.51 - 9.00	121	17,931,098	10.3	8.78	84.5	626
9.01 - 9.50	81	10,080,295	5.8	9.31	88.4	629
9.51 - 10.00	95	12,682,646	7.3	9.79	91.8	637
10.01 - 10.50	43	3,931,038	2.3	10.29	93.3	613
10.51 - 11.00	38	3,591,269	2.1	10.83	94.0	626
11.01 - 11.50	39	2,488,278	1.4	11.34	98.7	648
11.51 - 12.00	62	3,186,043	1.8	11.86	99.1	638
12.01 >=	117	5,140,086	3.0	12.47	99.7	622
Total:	1,144	173,627,293	100.0	8.38	82.9	651
Max: 13.50
Min: 5.75
Wet Ave: 8.38

		Total			WA
FICO	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
501 - 525	16	1,330,258	0.8	10.00	80.3	519
526 - 550	31	3,324,767	1.9	9.56	82.0	540
551 - 575	35	4,445,792	2.6	9.29	81.7	564
576 - 600	174	18,396,615	10.6	9.10	85.7	589
601 - 625	261	31,476,765	18.1	8.65	83.7	614
626 - 650	184	29,002,705	16.7	8.30	81.4	638
651 - 675	177	33,180,266	19.1	8.27	81.8	662
676 - 700	116	21,387,721	12.3	7.82	82.6	686
701 - 725	81	16,172,438	9.3	7.82	83.1	712
726 - 750	43	8,659,056	5.0	8.36	84.6	737
751 - 775	22	4,988,197	2.9	7.86	82.9	757
776 - 800	4	1,262,714	0.7	7.41	86.7	792
Total:	1,144	173,627,293	100.0	8.38	82.9	651
Max: 800
Min: 509
Wgt Avg: 651

		Total	%		WA
Scheduled Balance	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<= 50,000	180	5,901,617	3.4	11.60	98.8	625
50,001 - 100,000	321	24,362,297	14.0	9.48	88.6	627
100,001 - 150,000	227	27,661,553	15.9	8.58	83.4	638
150,001 - 200,000	145	25,227,007	14.5	8.19	81.2	640
200,001 - 250,000	72	16,218,412	9.3	8.03	80.4	655
250,001 - 300,000	64	17,526,788	10.1	7.96	80.7	665
300,001 - 350,000	39	12,627,705	7.3	7.72	80.4	667
350,001 -400,000	30	11,228,561	6.5	7.76	79.8	669
400,001 -450,000	25	10,620,838	6.1	8.04	82.9	659
450,001 - 500,000	17	8,017,338	4.6	7.29	79.0	658
500,001 - 550,000	10	5,259,622	3.0	7.51	79.3	671
550,001 - 600,000	4	2,331,211	1.3	7.98	78.7	698
600,001 - 650,000	7	4,352,387	2.5	8.55	82.2	660
650,001 - 700,000	1	668,957	0.4	7.75	74.4	666
700,001 - 750,000	1	750,000	0.4	6.99	88.2	800
850,001 - 900,000	1	873,000	0.5	9.80	90.0	713
Total:	1,144	173,627,293	100.0	8.38	82.9	651
Max: 873,000.00
Min: 14,976.60
Avg: 151,772.11

		Total			WA
Original LTV (%) *	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
<= 50.0	2	217,981	0.1	8.37	46.4	574
50.1 - 55.0	2	339,653	0.2	7.33	53.5	610
55.1 - 60.0	1	359,710	0.2	8.25	60.0	612
60.1 - 65.0	5	848,933	0.5	7.88	63.9	661
65.1 - 70.0	9	1,468,244	0.8	8.63	69.5	578
70.1 - 75.0	177	33,121,116	19.1	7.44	74.9	648
75.1 - 80.0	464	92,338,989	53.2	7.97	80.0	657
80.1 - 85.0	25	4,057,221	2.3	8.73	84.3	611
85.1 - 90.0	52	9,307,602	5.4	9.08	89.8	632
90.1 - 95.0	14	2,166,085	1.2	9.36	94.3	645
95.1 - 100.0	393	29,401,758	16.9	10.43	100.0	649
Total:	1,144	173,627,293	100.0	8.38	82.9	651
Max: 100.0
Min: 44.4
Wgt Avg: 82.9

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00	283	33,885,146	19.5	9.11	85.8	642
0.50	21	2,886,084	1.7	8.88	81.4	641
1.00	74	17,442,825	10.0	8.23	81.7	676
2.00	384	65,613,660	37.8	8.09	80.7	652
3.00	376	53,081,594	30.6	8.31	84.2	647
5.00	6	717,984	0.4	8.10	76.8	638
Total:	1,144	173,627,293	100.0	8.38	82.9	651

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Full	767	103,105,933	59.4	8.23	82.5	633
Reduced	209	40,069,252	23.1	8.72	83.7	676
Stated Income / Stated Assets	166	30,207,961	17.4	8.46	83.1	676
No Income /No Assets	2	244,147	0.1	8.16	84.0	712
Total:	1,144	173,627,293	100.0	8.38	82.9	651

Occupancy Status	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Primary	1,135	172,084,998	99.1	8.38	82.8	650
Second Home	2	222,158	0.1	10.85	91.3	587
Investor	7	1,320,138	0.8	8.97	89.1	672
Total:	1,144	173,627,293	100.0	8.38	82.9	651

		Total	%		WA
State	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
California	258	67,126,381	38.7	8.05	81.9	666
Florida	99	14,996,830	8.6	8.41	81.9	660
Illinois	44	6,392,432	3.7	8.79	85.3	647
New York	30	6,197,284	3.6	8.76	84.5	680
Ohio	75	5,821,994	3.4	8.96	88.8	611
Washington	41	5,788,562	3.3	8.10	79.5	653
Nevada	27	4,658,575	2.7	7.90	80.0	655
Arizona	35	4,607,835	2.7	8.38	80.9	644
Georgia	44	4,355,172	2.5	8.81	86.0	626
Michigan	44	4,068,643	2.3	9.09	86.1	615
Colorado	33	3,879,425	2.2	7.95	82.3	640
Oregon	26	3,452,508	2.0	8.31	82.1	643
Massachusetts	15	3,449,422	2.0	8.53	80.9	656
New Jersey	17	3,342,966	1.9	9.41	83.9	631
Pennsylvania	26	3,312,322	1.9	8.59	85.3	661
Other	330	32,176,941	18.5	8.71	84.0	626
Total:	1,144	173,627,293	100.0	8.38	82.9	651

Purpose	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Purchase	1,099	164,801,801	94.9	8.40	82.9	651
Refinance - Rate Term	16	3,449,444	2.0	7.86	81.5	649
Refinance - Cashout	29	5,376,047	3.1	8.20	82.5	631
Total:	1,144	173,627,293	100.0	8.38	82.9	651

Product	No of Loans	Total Scheduled Balance	Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2128	255	48,290,295	27.8	8.20	81.0	652
Arm 2128 - Balloon 40130	89	23,480,031	13.5	8.10	80.7	656
Arm 2/28 - Balloon 45130	113	23,669,929	13.6	7.50	77.2	649
Arm 2128 - Balloon 50130	3	1,307,271	0.8	7.26	80.0	686
Arm 3127	88	14,421,496	8.3	8.53	89.5	656
Arm 3127 - Balloon 40130	36	7,415,803	4.3	8.34	85.1	643
Arm 3/27 - Balloon 45/30	109	17,505,083	10.1	7.74	78.3	650
Arm 3/27 - Balloon 50/30	4	1,523,197	0.9	6.87	79.9	695
Arm 5125	3	779,200	0.4	7.84	80.0	677
Arm 5/25 - Balloon 45/30	4	735,918	0.4	7.33	77.7	647
Fixed Balloon 30/15	122	7,956,402	4.6	11.41	99.9	675
Fixed Balloon 40130	92	5,990,906	3.5	10.26	93.4	643
Fixed Balloon 45130	50	6,520,019	3.8	8.54	81.1	627
Fixed Rate	176	14,031,742	8.1	9.43	88.5	630
Total:	1,144	173,627,293	100.0	8.38	82.9	651

		Total			WA
Property Type	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
Single Family Residence	844	122,364,558	70.5	8.43	83.1	646
PUD	146	25,210,084	14.5	8.15	82.3	657
Condo	107	15,847,019	9.1	8.16	81.4	658
2 Family	34	7,384,595	4.3	8.67	83.2	677
3-4 Family	13	2,821,036	1.6	8.99	87.0	695
Total:	1,144	173,627,293	100.0	8.38	82.9	651

		Total			WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 -4.00	9	2,531,716	1.8	7.42	80.0	686
4.01 -4.50	16	3,787,182	2.7	7.49	79.2	687
4.51 - 5.00	32	9,552,079	6.9	7.21	80.2	698
5.01 - 5.50	99	25,939,524	18.6	8.09	81.3	661
5.51 - 6.00	78	17,381,079	12.5	7.42	78.5	668
6.01 - 6.50	207	37,054,121	26.6	8.05	82.3	648
6.51 - 7.00	120	23,199,411	16.7	8.02	78.9	642
7.01 - 7.50	93	13,309,952	9.6	8.83	83.9	620
7.51 - 8.00	33	4,354,984	3.1	9.08	80.5	603
8.01 - 8.50	10	1,236,961	0.9	9.32	84.8	617
8.51 - 9.00	5	623,774	0.4	9.86	91.1	663
9.01 >=	2	157,440	0.1	10.38	100.0	612
Total:	704	139,128,223	100.0	8.02	81.0	653
Max: 9.50
Min: 2.40
Wgt Avg: 6.11

		Total	%		WA
Months to Rate Reset	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
13 - 15	1	206,601	0.1	8.20	80.0	658
16 - 18	7	1,495,240	1.1	8.14	79.5	681
19 - 21	341	73,201,212	52.6	7.91	79.6	655
22 - 24	111	21,844,473	15.7	8.25	81.1	643
28 - 30	2	353,594	0.3	7.71	74.7	702
31 - 33	175	28,437,407	20.4	7.96	80.9	647
34 - 36	60	12,074,578	8.7	8.43	90.0	663
37>=	7	1,515,118	1.1	7.59	78.9	663
Total:	704	139,128,223	100.0	8.02	81.0	653
Max: 57 Min: 15 Wgt Avg: 25

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
11.51 - 12.00	4	897,781	0.6	6.35	78.4	665
12.01 - 12.50	22	5,818,279	4.2	6.69	78.4	686
12.51 - 13.00	67	17,783,880	12.8	6.99	77.8	677
13.01 - 13.50	125	27,264,342	19.6	7.40	78.3	665
13.51 - 14.00	123	23,990,435	17.2	7.87	79.1	645
14.01 - 14.50	110	21,077,734	15.1	8.20	80.9	656
14.51 - 15.00	96	17,693,971	12.7	8.50	83.4	651
15.01 - 15.50	56	9,061,521	6.5	8.95	84.9	626
15.51 - 16.00	63	11,473,706	8.2	9.50	87.8	628
16.01 - 16.50	22	2,558,559	1.8	10.26	91.2	583
16.51 - 17.00	13	1,305,050	0.9	10.63	89.6	567
17.01 - 17.50	2	149,427	0.1	11.22	91.8	592
18.01 >=	1	53,538	0.0	11.99	80.0	590
Total:	704	139,128,223	100.0	8.02	81.0	653
Max: 18.99
Min: 11.75 Wgt Avg: 14.05

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<=4.50	3	850,984	0.6	7.20	80.0	697
4.51 - 5.00	1	199,842	0.1	6.88	54.1	600
5.51 - 6.00	3	533,781	0.4	5.91	77.2	674
6.01 - 6.50	18	4,812,867	3.5	6.68	78.0	687
6.51 - 7.00	62	16,857,118	12.1	7.06	78.0	670
7.01 - 7.50	133	29,014,034	20.9	7.34	78.3	667
7.51 - 8.00	154	31,874,455	22.9	7.81	78.9	660
8.01 - 8.50	110	21,578,603	15.5	8.27	80.8	648
8.51 -9.00	79	13,367,984	9.6	8.77	84.7	628
9.01 - 9.50	46	6,768,144	4.9	9.30	88.0	625
9.51 - 10.00	55	8,894,047	6.4	9.77	90.5	630
10.01 - 10.50	21	2,310,043	1.7	10.29	92.3	582
10.51 - 11.00	14	1,706,769	1.2	10.74	89.5	571
11.01 - 11.50	3	246,532	0.2	11.30	87.2	568
11.51 >=	2	113,020	0.1	11.78	82.6	577
Total:	704	139,128,223	100.0	8.02	81.0	653
Max: 11.99
Min: 3.00 Wgt Avg: 7.95

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.50	42	10,943,266	7.9	7.91	78.9	684
2.00	86	21,074,899	15.1	8.19	81.8	657
3.00	574	106,374,859	76.5	8.00	81.1	648
6.00	2	735,200	0.5	6.88	80.0	708
Total:	704	139,128,223	100.0	8.02	81.0	653
Wgt Avg: 2.75

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	652	124,850,964	89.7	8.03	81.2	650
1.50	43	11,086,889	8.0	7.92	79.0	683
2.00	9	3,190,370	2.3	7.91	80.0	652
Total:	704	139,128,223	100.0	8.02	81.0	653
Wgt Avg: 1.06

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0	1,028	139,505,477	80.3	8.52	83.4	643
24	1	115,784	0.1	9.25	80.0	630
60	110	32,026,831	18.4	7.83	81.0	681
120	5	1,979,200	1.1	7.55	80.0	665
Total:	1,144	173,627,293	100.0	8.38	82.9	651